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                                                                     EXHIBIT 6.8
                         PROFESSIONAL SERVICES AGREEMENT


THIS AGREEMENT is made on the  24TH  day of  JULY, 2000

BETWEEN

(1) SR SINGAPORE PTE LTD, of NO 1, SHENTON WAY, #22-06/09, SINGAPORE 068803 (referred to hereinafter as the "CONTRACTOR")

         AND

(2) DEUTSCHE BANK AG, of 6 Shenton Way, DBS Tower 2, #07-07, Singapore 068803 (hereinafter referred to as the "BANK").


NOW IT IS AGREED THAT:

1.       DEFINITIONS AND INTERPRETATION

1.1 "ACKNOWLEDGEMENT" means the "ACKNOWLEDGEMENT AND UNDERTAKING IN RELATION TO CONFIDENTIALITY AND INTELLECTUAL PROPERTY" (attached hereto as Annex A and B) and such other supplemental undertaking that the Bank may require from time to time.

1.2 "NORMAL WORKING DAYS" means the normal working days of the Bank or the entity (where services are required to be provided under this Agreement).

1.3 "NORMAL WORKING HOURS" means the normal working hours of the Bank or the entity (where services are required to be provided under this Agreement).

1.4 "PROFESSIONAL" means each person to be provided by the Contractor to the Bank, as listed in Schedule A.

1.5 "SCHEDULE" means a schedule to this Agreement (including any schedule that may replace another schedule from time to time by mutual agreement between the parties hereto).

1.6 "SCOPE OF SERVICES" means the scope of services to be provided by the Contractor to the Bank under this Agreement, as described in Schedule B.


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1.7      Each Schedule shall form a part of this Agreement and the expression
         "Agreement" shall include each such Schedule.

2        DUTIES OF THE CONTRACTOR AND EACH PROFESSIONAL

2.1 The Contractor undertakes to provide to the Bank (promptly and as & when required by the Bank) the services of one or more Professionals for the purpose of supporting the Bank's information technology, computer and/or software related projects/services in accordance with and subject to the terms of this Agreement.

2.2 The Contractor warrants that each Professional shall have the necessary qualification, skill and experience to perform as per this Agreement and shall be proficient in both written and spoken English.

2.3 The Contractor warrants that it will ensure that each Professional will perform his/her obligations under this Agreement and that it will be responsible for any breach by each Professional of such obligations.

2.4      Each Professional shall:

         2.4.1 Use his/her best efforts, skills and care to provide the services as required by the Bank, observe the terms in this Agreement and complete each job within the time frame that may be prescribed by the Bank;

         2.4.2 Provide such services at the premises of the Bank or of such entity(ies) as the Bank may specify from time to time (including the Bank's subsidiaries);

         2.4.3 Provide such services to the Bank during the prevailing Normal Working Days and Normal Working Hours (currently Monday to Friday, between 9am and 6pm), and such other days/hours as may be necessary in order to meet the requirements of the Bank;

         2.4.4 Report to and be subject to the direction of the Bank while he/she is performing his/her obligations under this Agreement;

         2.4.5 Keep a time sheet in such form as required by the Bank to record all time spent in performing his/her obligations under this Agreement and have the entries therein countersigned by the person(s) designated by the Bank for that purpose;

         2.4.6 Allow duly authorised representatives of the Bank to inspect the said time sheet and to verify the entries therein at any time.



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2.5      The Contractor shall, and will ensure that each Professional shall, observe and comply with all applicable laws and the Bank's relevant procedures, guidelines & standards (including those relating to dress code, conduct, security and restricted areas).


3        TERM OF AGREEMENT

         This Agreement will, unless earlier terminated pursuant to the terms of this Agreement, be in effect for the period as stated in Schedule C.


4        FEES, EXPENSES AND BENEFITS

4.1 In consideration of the services to be rendered by a Professional under this Agreement, the Bank shall pay to the Contractor a FEE as set out in Schedule D for the period (which may be calculated on a monthly, daily or other basis) in which services have been rendered by that Professional.

         If for any reason that Professional shall fail to provide services during the aforesaid period or any part thereof, the Bank shall be entitled to a proportionate deduction in the fee payable.

4.2 Where a Professional is required to perform services outside Singapore, the Bank will bear his/her reasonable overseas TRAVELLING EXPENSES in accordance with the Bank's prevailing travelling expenses guidelines applicable to an employee who is comparable to that Professional in terms of the levels of qualification, seniority and relevant experience.

4.3 On the 1st day of each month, the Contractor shall forward its INVOICE to the Bank for payment of the (a) fee due in respect of the preceding month and (b) expenses incurred in the preceding month, which invoice should show the breakdown for each Professional. Such invoice must be supported by the relevant time sheet and such documentary evidence as the Bank shall reasonably require. Subject to the invoice being in order, the Bank will make payment to the Contractor within thirty days from the date of the Bank's receipt of the invoice and the supporting documents.

4.4 Each Professional shall be entitled to such number of days of LEAVE as stated in Schedule E, provided that the consumption of each day of leave shall be subject to the approval of the Bank.




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4.5      The Bank shall provide the normal basic OFFICE FACILITIES for the use of each Professional.

4.6 No other expenses, charges, costs, fees, remuneration or benefits of any kind shall be claimed by the Contractor or a Professional other than those expressly set out in this Agreement.


5        REPRESENTATION

         The Contractor represents that it has the power and approval to enter into this Agreement and that its obligations under this Agreement shall be legal, binding and enforceable against it.


6        NON-EMPLOYEE

6.1      Each Professional shall not be considered as the Bank's employee.

6.2      The Contractor shall be solely responsible, among other things, for:

         6.2.1 The salary, over-time pay, allowance, bonus, Central Provident Fund (or other statutory) contribution, workmen, travel & any other insurance coverage, and medical/hospitalisation expenses of each Professional;

         6.2.2 The visas, work permits and any government permits/documents that may be required for each Professional to perform the required services (whether in Singapore or elsewhere);

         6.2.3    The acts, performance and good behaviour of each Professional.


7        OTHER EMPLOYMENT

7.1 The Contractor shall ensure that so long as this Agreement is still in effect, each Professional shall not engage in any other business or work without first obtaining the written consent of the Bank.

7.2 The Bank undertakes that it will not employ a Professional as its employee (whether on a full or part time basis) except in any of the following situations:




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         7.2.1    Where such employment is to commence after the date which is one month from the date of termination of that Professional's appointment under this Agreement.

         7.2.2 Upon payment to the Contractor of an amount equivalent to the fee payable for the services of that Professional (as per the terms of this Agreement) for the one month period immediately preceding the termination of that Professional's appointment under this Agreement.


8        CONFIDENTIALITY AND INTELLECTUAL PROPERTY RIGHTS

         The Contractor shall, and will ensure that each Professional shall, execute and deliver to the Bank the Acknowledgement.


9        INDEMNITY

         The Contractor shall indemnify the Bank against all expenses, claims, damages, liabilities and losses ("LOSSES") which the Bank may suffer or incur (whether directly or indirectly) in connection with this Agreement or any act of the Contractor (including that of each Professional), save where such Losses are due to the fault of the Bank.


10       TERMINATION

10.1 This Agreement, and/or the appointment of any Professional, may be terminated at any time by either party giving at least 30 days written notice to the other.

10.2 This Agreement may be terminated immediately by written notice in any of the following events:

         10.2.1 by the non-defaulting party if the other party commits a breach of any provision of this Agreement and such breach (if capable of being remedied) is not remedied within five days after written notice thereof has been given to the defaulting party;

         10.2.2 by the Bank if the Contractor or any Professional commits a breach of any provision of the Acknowledgement and such breach (if capable of being remedied) is not remedied within five days after written notice thereof has been given to the Contractor or that Professional;



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         10.2.3   by the other party if one party shall enter into liquidation
                  (not being a voluntary liquidation for the purpose of amalgamation or reconstruction) or have a receiver, liquidator or other similar officer appointed over it or its assets;

         10.2.4 by the Bank if the Contractor is unable to perform to the satisfaction of the Bank any of the services under this Agreement (provided that five days notice of such unsatisfactory performance has been given to the Contractor).

         Upon termination of this Agreement, the appointment of each professional shall also be deemed to be terminated simultaneously.

10.3 The appointment of any Professional may be terminated immediately by the Bank by written notice in any of the following events:

         10.3.1 if that Professional is unable to perform to the satisfaction of the Bank any of the services under this Agreement (provided that five days notice of such unsatisfactory performance has been given to the Contractor);

         10.3.2 if that Professional by reason of illness, incapacity or otherwise, is prevented from providing the required services for a period of five or more working days, or if that Professional has passed away;

         10.3.3 if that Professional is guilty of any act of negligence or misconduct in the provision of services under this Agreement.

10.4 Upon termination of (i) this Agreement or (ii) the appointment of a Professional (as the case may be):

         10.4.1 all materials, works, documents, equipments or things (a) belonging to the Bank or (b) to be returned to the Bank pursuant to the terms of this Agreement or Acknowledgement, shall be returned in good order by the Contractor and each (or, as the case may be, that particular) Professional;

         10.4.2 the Contractor shall be entitled to payment of fees and expenses (pursuant to the terms of this Agreement) for services rendered up to the date of termination only, without prejudice to any right or remedy which may have accrued to either party before the date of termination.




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11       ASSIGNMENT

         This Agreement shall be binding on the successors and permitted assigns of the parties hereto, provided that neither party shall transfer or assign any of its rights or liabilities under this Agreement except with the prior written consent of the other party.


12.      AMENDMENT

         This Agreement may only be amended by written agreement between the parties hereto.


13.      RELATIONSHIP BETWEEN THE PARTIES HERETO

         The legal relationship of the parties shall be that of independent contractors. Nothing in this Agreement shall purport to constitute the Contractor a partner or agent of the Bank and the Contractor shall not represent itself as such or as having authority to act on behalf of the Bank.


14.      NOTICES

         Any notice or communication shall be in writing and may be sent by hand or registered mail to the above mentioned address (or such other address as may be notified by one party to the other in the aforesaid manner).


15.      GOVERNING LAW

         This Agreement shall be governed by the laws of Singapore and the parties hereto submit to the non-exclusive jurisdiction of the courts of Singapore.








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IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date above written.


SIGNED for and on behalf of
SR SINGAPORE PTE LTD



 ...................................         ....................................
Name:    Vijaya Lachimi                     Name: T.R.Varadarajan
Title:   Director                           Title:    Head- Administration & HR




SIGNED for and on behalf of Deutsche Bank AG:



 ....................................        ....................................
Name:                                       Name:
Title:                                      Title:


















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